U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                          TBC GLOBAL NEWS NETWORK, INC.
                 (Name of Small Business Issuer in Its Charter)

            Nevada                                               47-3903460
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

1950 Fifth Avenue, Suite 100, San Diego, California                  92101
    (Address of Principal Executive Offices)                      (Zip Code)

                    Issuer's telephone number: (619) 386-9185

        Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                       Name of each exchange on which
   to be so registered                       each class is to be registered
   -------------------                       ------------------------------
         None                                            None

        Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
                                (Title of Class)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]                        Accelerated filer [ ]

Non-accelerated filer [ ]                          Smaller reporting company [X]

ITEM 1. BUSINESS.

BUSINESS DEVELOPMENT.

     TBC Global News Network, Inc. ("Company") was formed in Delaware in June 1997 under the name SyCo Comics and Distribution Inc. and is the successor to a limited partnership named SyCo Comics and Distribution formed under the laws of the Commonwealth of Virginia on January 15, 1997, by Sy Robert Picon and William Spears, the co-founders and principal stockholders of the Company. On February 17, 1999, SyCo Comics and Distribution Inc. changed its name to Syconet.com, Inc. With the filing of Articles of Merger with the Nevada Secretary of State on April 12, 2002, the Company was redomiciled from Delaware to Nevada, and its number of authorized common shares was increased to 500,000,000 (see Exhibits
2.1 and 3.1).

     On November 21, 2002, the Company amended its articles of incorporation changing its name to Point Group Holdings, Incorporated (see Exhibit 3.2). On March 5, 2003, the Company again amended the articles of incorporation so that
(a) an increase in the authorized capital stock of the Company can be approved by the board of directors without shareholder consent; and (b) a decrease in the issued and outstanding common stock of the Company (a reverse split) can be approved by the board of directors without shareholder consent (see Exhibit 3.3). On July 11, 2003, the Company amended its articles of incorporation to increase the number of authorized common shares to 900,000,000 (see Exhibit 3.4). On January 26, 2004, the name of the Company was changed to "GameZnFlix, Inc" by the filing of amended articles of incorporation (see Exhibit 3.5).

     On December 16, 2004, the Company amended the articles of incorporation to increase the authorized common stock of the Company to 2,000,000,000 shares (see
Exhibit 3.6). On July 19, 2005, the articles of incorporation were further amended to increase the number of authorized common shares to 4,000,000,000 (see
Exhibit 3.7), and on March 21, 2006 increased to 25,000,000,000 (see Exhibit 3.8). On September 6, 2007, a 1 for 1,000 reverse split of common stock took place. On December 31, 2007, 100,000,000 shares of Series B common stock and 10,000,000 shares of preferred stock were created by an amendment to the articles of incorporation, along with reducing the authorized common stock to 5,000,000,000 shares (see Exhibit 3.9). On April 9, 2009, a 1 for 10,000 reverse split of the Company's common stock became effective.

     During the period of July 2002 to September 2002, the Company acquired AmCorp Group, Inc., a Nevada Corporation, and Naturally Safe Technologies, Inc. also a Nevada corporation. In February 2005, AmCorp amended its articles of incorporation, changing its name to GameZnFlix Racing and Merchandising, Inc. AmCorp provided services to companies that desired to be listed on the OTCBB and Naturally Safe held patents on a product that assisted Christmas trees in retaining water. Both these companies have ceased operations. In September 2003, the Company acquired Veegeez.com, LLC, a California limited liability company. This company has ceased operations.

     On April 30, 2009, the Company entered into an Acquisition Agreement with TBC Today, Inc., a Nevada corporation, where the Company acquired all of the outstanding common stock of TBC. Under this agreement, all 11,000,000 shares of TBC Today, Inc. common stock issued and outstanding will be acquired by the Company for 11,000,000 shares of restricted common stock of the Company. On August 14, 2009, the Company issued 11,000,000 restricted shares of common stock to the shareholders of TBC Today, Inc. in completing this acquisition. This company has ceased operations.

     On May 7, 2009, the Company filed a Certificate of Amendment to Articles of Incorporation with the Nevada Secretary of State (see Exhibit 3.10). This amendment changed the name of the Company to TBC Global News Network, Inc. This corporate action had previously been approved by consent of a majority of the outstanding shares of common stock of the Company.

     On March 19, 2010, the Company entered into a Purchase and Sale Agreement with Sterling Yacht Sales, Inc. and it stockholders, Glenn W. McMachen, Sr., and Arlene McMachen (see Exhibit 2.2). Under the terms of this agreement, the Company agreed to acquire 100% of the issued and outstanding common stock of Sterling. In return, the Company agreed to issue restricted shares of Company common stock to Sterling's stockholders in an aggregate amount resulting in an 82.5% ownership of the Company by those individuals.

     On September 1, 2014, the Company determined that Sterling and its stockholders materially breached this agreement and therefore the agreement is null and void. Therefore, Sterling is not a subsidiary of the Company and the Company has no further obligations under this agreement.

     From August 2010 until August 2014, the Company did not operate. Upon assuming the positions as a director and officer of the Company in August 2014, John Fleming commenced operations of the Company as a consultant in the first quarter of 2015, added assets to the Company, and also seeking opportunities for the Company. As such, the Company is no longer considered to be a shell company (that is, it has more than nominal operations and more than nominal assets).

     On April 27, 2015, a 1 for 3,000 reverse split of the Company's common stock became effective.

CURRENT BUSINESS OF THE COMPANY.

     Starting in the first quarter of 2015, the Company receives and evaluates business models from submissions through its website, email and mail. As the number of submissions continues to grow, the Company will expand the staffing to review and evaluate each business opportunity. In 2015, the Company has received fifteen business plans and has four possible business ventures that it is considering. These Companies include radio, internet actors' app, a movie production and a VOIP company.

     The Company participates in companies in various field of business by providing executive level management assistance as well as arranging for and contributing capital investment. Potential ventures are evaluated based on the ability of the business to be viable and reach significant milestones set forth in their business plans through strong intellectual property rights and experienced management. The Company also continually seeks out and evaluates investment opportunities that have the potential of earning reasonable returns. The Company also plans to raise capital for the purposes of permitting it to start new ventures and make investments in portfolio companies that it believes are attractive based upon its investment criterion.

     The timeline for a project(s) by the Company follows this methodology:

     *    Receive inquiry from a prospective business entity:

     *    Staff review of received information:

     * The Company requests further detailed information and discussion with potential clients:

     * Agreement reached to sign non-compete and non-disclosures by both businesses;

     * The Company's 28 page due diligence form is sent to the business for completion and return;

     * The Company staff (legal, accounting and marketing) review the return form;

     *    Determine services that the Company can provide to client;

     *    Determine need of consulting and/or investment into the client needs;

     *    Agreement with client and the establishment of a action timeline;

     *    The Company creates an private investor opportunity profile;

     *    Review the interest by investor(s) in this project; and

     *    Review with client and finalize action timeline to complete project.

     The Company consults in ventures that have at least a two-year operating history or can substantiate future performance and a need for experienced managerial assistance. Identifying and developing each new business opportunity may require the Company to dedicate certain amounts of financial resources, management attention, and personnel, with no assurance that these expenditures will be recouped. Similarly, the selection of companies and the determination of whether a company offers a viable business plan, an acceptable likelihood of success and future profitability involves inherent risk and uncertainty.

FORWARD LOOKING BUSINESS DEVELOPMENT.

     In addition to the above business activities, the Company will continue to search for business opportunities, particularly toward small and medium-sized enterprises. The Company does not propose to restrict its search to any particular geographical area or industry, and may, therefore, engage in essentially any business, to the extent of its limited resources. This includes industries such as service, manufacturing, high technology, product development, medical, communications and others. The Company's discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions, and other factors. No assurance can be given that the Company will be successful in finding or acquiring a desirable business opportunity, and no assurance can be given that any acquisition, which does occur, will be on terms that are favorable to the Company or to its stockholders. Business opportunities may come to the Company's attention from various sources, including professional advisers such as attorneys and accountants, venture capitalists, members of the financial community, and others who may present unsolicited proposals. The Company may pay a finder's fee in connection with any such transaction.

     The Company will not restrict its search to any specific kind of firm, but may acquire a venture which is in its preliminary or development stage, one which is already in operation, or in a more mature stage of its corporate existence. The acquired business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which the Company may offer. However, the Company does not intend to obtain funds to finance the operation of any acquired business opportunity until such time as the Company has successfully consummated the merger or acquisition transaction.

     The analysis of business opportunities will be under the supervision of the Company's officers and directors. In analyzing prospective business opportunities, management will consider such matters as available technical, financial and managerial resources; working capital and other financial requirements; history of operations, if any; prospects for the future; nature of present and expected competition; the quality and experience of management services which may be available and the depth of that management; the potential for further research, development, or exploration; specific risk factors not now foreseeable, but which then may be anticipated to impact the Company's proposed activities; the potential for growth or expansion; the potential for profit; the perceived public recognition or acceptance of products, services, or trades; name identification; and other relevant factors. In many instances, it is anticipated that the historical operations of a specific business opportunity may not necessarily be indicative of the potential for the future because of a variety of factors, including, but not limited to, the possible need to expand substantially, shift marketing approaches, change product emphasis, change or substantially augment management, raise capital and the like.

     Company management intends to meet directly with other key personnel of the target business entity as part of its investigation. To the extent possible, the Company intends to utilize written reports and personal investigation to evaluate the above factors.

     Prior to making a decision to participate in a business opportunity, it is the Company's policy to receive written materials regarding the business opportunity containing as much relevant information as possible, including, but not limited to, such items as a description of products, services and company history; management resumes; financial information; available projections, with related assumptions upon which they are based; an explanation of proprietary products and services; evidence of existing patents, trademarks, or service marks, or rights thereto; present and proposed forms of compensation to management; a description of transactions between such company and its affiliates during the relevant periods; a description of present and required facilities; an analysis of risks and competitive conditions; a financial plan of operation and estimated capital requirements; audited financial statements, or if they are not available at that time, unaudited financial statements, together with reasonable assurance that audited financial statements would be able to be produced within a required period of time; and the like.

     The Company will participate in a business opportunity only after the negotiation and execution of appropriate agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require certain representations and warranties of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by the parties prior to and after such closing, outline the manner of bearing costs, including costs associated with the Company's attorneys and accountants, and will include miscellaneous other terms.

       The Company seeks to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. The Company's principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

       The analysis of new business opportunities will be undertaken by or under the supervision of the Company's management. As of this date, the Company has not entered into any definitive agreement with any party, nor have there been any specific discussions with any potential business combination candidate regarding business opportunities for the Company. The Company has unrestricted flexibility in seeking, analyzing and participating in potential business opportunities. In its efforts to analyze potential acquisition targets, the Company will consider the following kinds of factors:

     * Potential for growth, indicated by new technology, anticipated market expansion or new products;

     * competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;

     * strength and diversity of management, either in place or scheduled for recruitment;

     * capital requirements and anticipated availability of required funds, to be provided by the Company or from operations, through the sale of additional securities, through joint ventures or similar arrangements or from other sources;

     * the cost of participation by the Company as compared to the perceived tangible and intangible values and potentials;

     *    the extent to which the business opportunity can be advanced;

     * the accessibility of required management expertise, personnel, raw materials, services, professional assistance and other required items; and

     *    other relevant factors.

     In applying the foregoing criteria, no one of which will be controlling, management will attempt to analyze all factors and circumstances and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries, and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Due to the Company's limited capital available for investigation, the Company may not discover or adequately evaluate adverse facts about the opportunity to be acquired.

FORM OF ACQUISITION.

     The manner in which the Company participates in an opportunity will depend upon the nature of the opportunity, the respective needs and desires of the Company and the promoters of the opportunity, and the relative negotiating strength of the Company and such promoters.

     In implementing a structure for a particular business acquisition, the Company may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another entity. It may also acquire stock or assets of an existing business. In connection with a merger or acquisition, it is highly likely that an amount of stock constituting control of the Company would either be issued by the Company or be purchased from the current principal stockholder of the Company by the acquiring entity or its affiliates, and accordingly, the stockholders of the target company, typically, become the majority of the stockholders of the combined company, the board of directors and officers of the target company become the new board and officers of the combined company and often the name of the target company becomes the name of the combined company. There are currently no arrangements that would result in a change of control of the Company.

     It is likely that the Company will acquire its participation in a business opportunity through the issuance of common stock or other securities of the Company. Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called "tax free" reorganization under

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
Section 368(a)(1) of the Internal Revenue Code of 1986, as amended ("Code"), depends upon whether the owners of the acquired business own 80% or more of the voting stock of the surviving entity. If a transaction were structured to take advantage of these provisions rather than other "tax free" provisions provided under the Code, all prior stockholders would in such circumstances retain 20% or less of the total issued and outstanding shares of the surviving entity. Under other circumstances, depending upon the relative negotiating strength of the parties, prior stockholders may retain substantially less than 20% of the total issued and outstanding shares of the surviving entity. This could result in substantial additional dilution to the equity of those who were stockholders of the Company prior to such reorganization.

     It is anticipated that any securities issued as a result of consummation of a business combination will be issued in reliance upon one or more exemptions from registration under applicable federal and state securities laws to the extent that such exemptions are available. In some circumstances, however, as a negotiated element of its transaction, the Company may agree to register all or a part of such securities immediately after the transaction is consummated or at specified times thereafter. If such registration occurs, of which there can be no assurance, it will be undertaken by the surviving entity after the Company has entered into an agreement for a business combination or has consummated a business combination and the Company is no longer considered a blank check company. Until such time as this occurs, the Company will not attempt to register any additional securities. The issuance of substantial additional securities and their potential sale into any trading market may have a depressive effect on the market value of the Company's securities in the future if such a market develops, of which there is no assurance. There have been no plans, proposals, arrangements or understandings with respect to the sale or issuance of additional securities.

     The stockholders of the Company will likely not have control of a majority of the voting securities of the Company following a reorganization transaction. As part of such a transaction, the Company's directors may resign and one or more new directors may be appointed without any vote by stockholders.

     In the case of an acquisition, the transaction may be accomplished upon the sole determination of management without any vote or approval by stockholders. In the case of a statutory merger or consolidation directly involving the Company, it will likely be necessary to call a stockholders' meeting and obtain the approval of the holders of a majority of the outstanding securities. The necessity to obtain such stockholder approval may result in delay and additional expense in the consummation of any proposed transaction and will also give rise to certain appraisal rights to dissenting stockholders. Most likely, management will seek to structure any such transaction so as not to require stockholder approval.

     The Company will participate in a business opportunity only after the negotiation and execution of appropriate agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require certain representations and warranties of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by the parties prior to and after such closing, outline the manner of bearing costs, including costs associated with the Company's attorneys and accountants, and will include miscellaneous other terms.

     It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys and others. If a decision is made not to participate in a specific business opportunity, the costs incurred in the related investigation might not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in the loss to the Company of the related costs incurred.

COMPETITION

     The Company's primary goal is the acquisition of a target company or business seeking the perceived advantages of being a publicly held corporation. The Company faces vast competition from other shell companies with the same objectives. The Company is in a highly competitive market for a small number of business opportunities that could reduce the likelihood of consummating a successful business combination. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for us. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than the Company does; consequently, the Company will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of our identifying and consummating a successful business combination.

ITEM 1A. RISK FACTORS.

(A) VERY LIMITED OPERATIONS DURING PAST FIVE YEARS MAY AFFECT ABILITY OF COMPANY TO SURVIVE.

     The Company has had no operations from August 2010 to August 2014; prior to that it had a substantial record of revenue-producing operations. Consequently, there is only a limited operating history upon which to base an assumption that the Company will be able to achieve its business plans. In addition, the Company has only very limited assets. As a result, there can be no assurance that the Company will generate significant revenues in the future; and there can be no assurance that the Company will operate at a profitable level. If the Company is unable to obtain or acquire a business and generate sufficient revenues so that it can profitably operate, the Company's business plan will not succeed. Accordingly, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business.

     The Company incurred a net loss of $7,308 for the year ended December 31, 2013, net income of $3,096,662 (due solely to a debt write-off), and a net loss

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of $73,862 for the six months  ended June 30,  2015.  As of June 30,  2015,  the
Company  has  an  accumulated  deficit  of  $74,448,788.   These  factors  raise
substantial doubt about the Company's ability to continue as a going concern.

(B) THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS EXPRESSED SUBSTANTIAL DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER THE ABILITY TO OBTAIN FUTURE FINANCING.

     In its report dated August 5, 2015, the Company's independent auditor stated that the financial statements for the two years ended December 31, 2014 were prepared assuming that the Company would continue as a going concern. The Company's ability to continue as a going concern is an issue raised as a result of cash flow constraint, an accumulated deficit, and recurring losses from operations. The Company continues to experience net losses. The Company's ability to continue as a going concern is subject to the ability to execute a business combination and thereafter to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of the Company's securities, increasing sales or obtaining loans from various financial institutions where possible. The continued net losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

(C) THERE IS NO AGREEMENT FOR A BUSINESS COMBINATION AND NO MINIMUM REQUIREMENTS FOR A BUSINESS COMBINATION.

     The Company has no current arrangement, agreement or understanding with respect to engaging in a business combination with a specific entity. There can be no assurance that the Company will be successful in identifying and evaluating suitable business opportunities or in concluding a business combination. No particular industry or specific business within an industry has been selected for a target company. The Company has not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria that it will require a target company to have achieved, or without which the Company would not consider a business combination with such business entity. Accordingly, the Company may enter into a business combination with a business entity having no significant operating history, losses, limited or no potential for immediate earnings, limited assets, negative net worth or other negative characteristics. There is no assurance that the Company will be able to negotiate a business combination on terms favorable to the Company.

(D) THERE IS COMPETITION FOR THOSE PRIVATE COMPANIES SUITABLE FOR A MERGER TRANSACTION OF THE TYPE CONTEMPLATED BY MANAGEMENT.

     The Company is in a highly competitive market for a small number of business opportunities that could reduce the likelihood of consummating a successful business combination. The Company is are and will continue to be an insignificant participant in the business of seeking mergers with, joint ventures with and acquisitions of small private and public entities. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of

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
companies that may be desirable target candidates for us. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than the Company does; consequently, it will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of the Company identifying and consummating a successful business combination.

(E) FUTURE SUCCESS IS HIGHLY DEPENDENT ON THE ABILITY OF MANAGEMENT TO LOCATE AND ATTRACT A SUITABLE ACQUISITION.

     The nature of the Company's operations is highly speculative and there is a consequent risk of loss of your investment. The success of the Company's plan of operation will depend to a great extent on the operations, financial condition and management of the identified business opportunity. While management intends to seek business combination(s) with entities having established operating histories, the Company cannot assure you that it will be successful in locating candidates meeting that criterion. In the event the Company completes a business combination, the success of our operations may be dependent upon management of the successor firm or venture partner firm and numerous other factors beyond the Company's control. (F) THE COMPANY HAS NO EXISTING AGREEMENT FOR A BUSINESS COMBINATION OR OTHER TRANSACTION.

     No assurances can be given that the Company will successfully identify and evaluate suitable business opportunities or that the Company will conclude a business combination. The Company cannot guarantee that it will be able to negotiate a business combination on favorable terms, and there is consequently a risk that funds allocated to the purchase of the shares will not be invested in a company with active business operations.

(G) THE TIME AND COST OF PREPARING A PRIVATE COMPANY TO BECOME A PUBLIC REPORTING COMPANY MAY PRECLUDE US FROM ENTERING INTO A MERGER OR ACQUISITION WITH THE MOST ATTRACTIVE PRIVATE COMPANIES.

     Target companies that fail to comply with SEC reporting requirements may delay or preclude acquisition. Sections 13 and 15(d) of the Exchange Act require reporting companies to provide certain information about significant acquisitions, including certified financial statements for the company acquired, covering one, two, or three years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target entities to prepare these statements may significantly delay or essentially
preclude   consummation  of  an  acquisition.   Otherwise  suitable  acquisition
prospects that do not have or are unable to obtain the required audited statements may be inappropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

(H) THE COMPANY MAY BE SUBJECT TO CERTAIN TAX CONSEQUENCES IN ITS BUSINESS, WHICH MAY INCREASE THE COST OF DOING BUSINESS.

     The Company may not be able to structure its acquisition to result in tax-free treatment for the companies or their stockholders, which could deter third parties from entering into certain business combinations with the Company or result in being taxed on consideration received in a transaction. Currently, a transaction may be structured so as to result in tax-free treatment to both companies, as prescribed by various federal and state tax provisions. The Company intends to structure any business combination so as to minimize the federal and state tax consequences to both us and the target entity; however, the Company cannot guarantee that the business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes that may have an adverse effect on both parties to the transaction.
(I) THE COMPANY INTENDS TO ISSUE MORE SHARES IN A MERGER OR ACQUISITION, WHICH MAY RESULT IN SUBSTANTIAL DILUTION.

     Any merger or acquisition effected by us may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of the Company's common stock held by its then existing stockholders. Moreover, the common stock issued in any such merger or acquisition transaction may be valued on an arbitrary or non-arm's-length basis by our management, resulting in an additional reduction in the percentage of common stock held by the Company's then existing stockholders. The Company's Board of Directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or preferred stock are issued in connection with a business combination or otherwise, dilution to the interests of its stockholders will occur and the rights of the holders of common stock might be materially and adversely affected.

(J) THE COMPANY HAS CONDUCTED NO MARKET RESEARCH OR IDENTIFICATION OF BUSINESS OPPORTUNITIES, WHICH MAY AFFECT ITS ABILITY TO IDENTIFY A BUSINESS TO MERGE WITH OR ACQUIRE.

     The Company has neither conducted nor have others made available to us results of market research concerning prospective business opportunities. Therefore, it has no assurances that market demand exists for a merger or acquisition as contemplated by it. There is no assurance that the Company will be able to acquire a business opportunity on terms favorable to it. Decisions as to which business opportunity to participate in will be unilaterally made by the Company's management, which may act without the consent, vote or approval of its stockholders.

(K) BECAUSE THE COMPANY MAY SEEK TO COMPLETE A BUSINESS COMBINATION THROUGH A "REVERSE MERGER", FOLLOWING SUCH A TRANSACTION THE COMPANY MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS.

     Additional risks may exist since we will assist a privately held business to become public through a "reverse merger." Securities analysts of major brokerage firms may not provide coverage of the Company since there is no incentive to brokerage firms to recommend the purchase of its common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company's post-merger company in the future.

(L) NO ASSURANCE OF FUNDING EVEN IF THERE IS A BUSINESS COMBINATION.

     There is no guarantee that funding sources, or any others, will be available in the future, or that they will be available on favorable terms. In addition, this funding amount may not be adequate for the Company to fully implement its business plan. Thus, the ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's business plan. Regardless of whether the Company's cash assets prove to be inadequate to meet the Company's operational needs, the Company might seek to compensate providers of services by issuance of stock in lieu of cash.

     If funding is insufficient at any time in the future, the Company may not be able to take advantage of business opportunities or respond to competitive pressures, or may be required to reduce the scope of its planned product development and marketing efforts, any of which could have a negative impact on its business and operating results. In addition, insufficient funding may have a material adverse effect on the Company's financial condition, which could require the company to:

     *    curtail operations significantly;

     *    sell assets;

     * seek arrangements with strategic partners or other parties that may require the Company to relinquish significant rights to products, technologies or markets; or

     * explore other strategic alternatives including a merger or sale of the Company.

     To the extent that the Company raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on the Company's operations. Regardless of whether the Company's access to financing proves to be inadequate to meet the Company's operational needs, the Company may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing stockholders.

(M) THE COMPANY MAY BE SUBJECT TO FURTHER GOVERNMENT REGULATION THAT WOULD ADVERSELY AFFECT ITS OPERATIONS.

     Although the Company will be subject to the reporting requirements under the Exchange Act, management believes it will not be subject to regulation under the Investment Company Act of 1940, as amended (the "Investment Company Act"), since it will not be engaged in the business of investing or trading in securities. If we engage in business combinations that result in our holding passive investment interests in a number of entities, the Company could be subject to regulation under the Investment Company Act. If so, the Company would be required to register as an investment company and could be expected to incur significant registration and compliance costs. The Company has obtained no formal determination from the SEC as to our status under the Investment Company Act and, consequently, violation of the Investment Company Act could subject us to material adverse consequences.

(N)  THE  COMPANY'S  SUCCESS  IS  LARGELY  DEPENDENT  ON  THE  ABILITIES  OF ITS
PERSONNEL.

     The Company's success may be dependent upon the hiring of qualified administrative personnel. None of the Company's officers and directors has an employment agreement with the Company; therefore, there can be no assurance that these personnel will remain employed by the Company after the termination of such agreements. Should any of these individuals cease to be affiliated with the Company for any reason before qualified replacements could be found, there could be material adverse effects on the Company's business and prospects in that replacement personnel may not understand the proposed business of the company. Also, the Company does not carry any key person insurance on any of the officers and directors of the Company. (O) LIMITATIONS ON LIABILITY, AND INDEMNIFICATION, OF DIRECTORS AND OFFICERS MAY RESULT IN EXPENDITURES BY COMPANY.

     The Company's articles of incorporation include provisions to eliminate, to the fullest extent permitted by the Nevada Revised Statutes as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The bylaws of the Company also include provisions to the effect that the Company may indemnify any director, officer, or employee. Any limitation on the liability of any director, or indemnification of directors, officer, or employees, could result in substantial expenditures being made by the Company in covering any liability of such persons or in indemnifying them.

RISKS RELATING TO THE COMMON STOCK.

(A) THE COMPANY'S COMMON STOCK MAY BE TRADED INFREQUENTLY AND IN LOW VOLUMES, WHICH MAY NEGATIVELY AFFECT THE ABILITY TO SELL SHARES.

       The shares of the Company's common stock may trade infrequently and in low volumes on the OTC Markets Group, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that even if we came to the attention of such institutionally oriented persons, they tend to be risk-averse in this environment and would be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in the Company's shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. The Company cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading and price of our securities, and could even result in the loss by investors of all or part of their investment.

(B) THE COMPANY'S COMMON STOCK PRICE MAY BE VOLATILE.

     The future trading price of the Company's common stock may fluctuate substantially. The price of the common stock may be higher or lower than the price you pay for your shares, depending on many factors, some of which are beyond the Company's control and may not be directly related to its operating performance. These factors include the following:

     * price and volume fluctuations in the overall stock market from time to time;

     * significant volatility in the market price and trading volume of securities of business development companies or other financial services companies;

     * changes in regulatory policies with respect to business development companies;

     * actual or anticipated changes in earnings or fluctuations in operating results;

     *    general economic conditions and trends;

     *    loss of a major funding source; or

     *    departures of key personnel.

     Due to the continued potential volatility of the stock price, the Company may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from the business.

(C)  ABSENCE OF CASH  DIVIDENDS  MAY AFFECT  INVESTMENT  VALUE OF THE  COMPANY'S
STOCK.

     The board of directors does not anticipate paying cash dividends on the common stock for the foreseeable future and intends to retain any future earnings to finance the growth of the Company's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements and the general operating and financial conditions of the Company as well as legal limitations on the payment of dividends out of paid-in capital.

(D) NO ASSURANCE OF A PUBLIC TRADING MARKET AND RISK OF LOW PRICED SECURITIES MAY AFFECT MARKET VALUE OF THE COMPANY'S STOCK.

     The Securities and Exchange Commission ("SEC") has adopted a number of rules to regulate "penny stocks." Such rules include Rule 3a51-1 and Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934. Because the Company's securities may constitute "penny stocks" within the meaning of the rules (as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, largely traded in the Over the Counter Bulletin Board or the Pink Sheets), the rules would apply to the Company and its common stock.

     The SEC has adopted Rule 15g-9 which established sales practice requirements for certain low price securities. Unless the transaction is exempt, it shall be unlawful for a broker or dealer to sell a penny stock to, or to effect the purchase of a penny stock by, any person unless prior to the transaction:

     *    the  broker  or  dealer  has  approved   the   person's   account  for
          transactions in penny stock pursuant to this rule; and

     * the broker or dealer has received from the person a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stock, the broker or dealer must:

     * obtain from the person information concerning the person's financial situation, investment experience, and investment objectives;

     * reasonably determine that transactions in penny stock are suitable for that person, and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of transactions in penny stock;

     * deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination stating in a highlighted format that it is unlawful for the broker or dealer to affect a transaction in penny stock unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person, stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement, and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience, and investment objectives; and

     * receive from the person a manually signed and dated copy of the written statement.

It is also required that disclosure be made as to the risks of investing in penny stock and the commissions payable to the broker-dealer, as well as current price quotations and the remedies and rights available in cases of fraud in penny stock transactions. Statements, on a monthly basis, must be sent to the investor listing recent prices for the penny stock and information on the limited market.

     There has been a very limited public market for the Company's common stock. The Company intends to have a market maker file an application on the Company's behalf with the Over the Counter Bulletin Board in order to make a market in the Company's common stock. However, until this happens, if the market maker is successful with such application, and even thereafter, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the Company's securities. The regulations governing penny stocks, as set forth above, sometimes limit the ability of broker-dealers to sell the Company's common stock and thus, ultimately, the ability of the investors to sell their securities in the secondary market.

     Potential stockholders of the Company should also be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

     * control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

     * manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

     * "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

     * excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

     * the wholesale dumping of the same securities by promoters and broker dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

(E) FAILURE TO REMAIN CURRENT IN REPORTING REQUIREMENTS COULD RESULT IN THE COMPANY BEING DELISTING FROM THE OVER THE COUNTER BULLETIN BOARD.

     Companies that trade on the Over the Counter Bulletin Board (such as the Company) must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the Bulletin Board. When the Company becomes listed on that market, if it fails to remain current in the Company's reporting requirements, the Company could be delisted from the Over the Counter Bulletin Board.

     In addition, the National Association of Securities Dealers, Inc., which operates the Bulletin Board, has adopted a change to its Eligibility Rule. The change makes those Over the Counter Bulletin Board issuers that are cited for filing delinquency in its Form 10-K's/Form 10-Q's three times in a 24-month period and those Bulletin Board issuers removed for failure to file such reports two times in a 24-month period ineligible for quotation on the Bulletin Board for a period of one year. Under this rule, a company filing with the extension time set forth in a Notice of Late Filing (Form 12b-25) is not considered late. This rule does not apply to a company's Current Reports on Form 8-K (but failure to timely file a Form 8-K could have other ramifications for the Company).

     As a result of these rules, the market liquidity for the Company's common stock could be severely adversely affected by limiting the ability of broker-dealers to sell the Company's securities and the ability of stockholders to sell their securities in the secondary market.

(F) FAILURE TO MAINTAIN MARKET MAKERS MAY AFFECT VALUE OF THE COMPANY'S STOCK.

     If the Company is unable to maintain National Association of Securities Dealers, Inc. member broker/dealers as market makers, the liquidity of the common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. There can be no assurance the Company will be able to maintain such market makers.

(G) ISSUANCE OF COMMON STOCK IN EXCHANGE FOR SERVICES OR TO REPAY DEBT WOULD DILUTE PROPORTIONATE OWNERSHIP AND VOTING RIGHTS, AND COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF THE COMPANY'S STOCK.

     The Company's board of directors may issue shares of common stock to pay for debt or services, without further approval by its stockholders based upon such factors as the board of directors may deem relevant at that time. It is likely that the Company will issue securities to pay for services and reduce debt in the future. It is possible that the Company will issue additional shares of common stock under circumstances it may deem appropriate at the time.

(H) IF THE COMPANY IS UNABLE TO RAISE NECESSARY ADDITIONAL CAPITAL AS NEEDED, ITS BUSINESS MAY FAIL OR ITS OPERATING RESULTS AND THE STOCK PRICE MAY BE MATERIALLY ADVERSELY AFFECTED.

     To secure additional needed financing, the Company may need to borrow money or sell more securities, which may reduce the value of its outstanding common stock. Selling additional stock, either privately or publicly, would dilute the equity interests of the Company's stockholders. In addition, if the Company raises additional funds by issuing equity securities, the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of its common stock. If the Company raises additional funds by issuing debt securities, the holders of these debt securities may have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for the Company.

(I) NO CUMULATIVE VOTING MAY AFFECT ABILITY OF SOME STOCKHOLDERS TO INFLUENCE MANGEMENT OF COMPANY.

     Holders of the shares of common stock of the Company are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the shares present at a meeting of stockholders will be able to elect all of the directors of the Company, and the minority stockholders will not be able to elect a representative to the Company's board of directors.

(J) SHARES ELIGIBLE FOR FUTURE SALE COULD AFFECT THE PRICE OF THE COMMON STOCK.

     All of the shares currently held by management and the major stockholders have been issued in reliance on the private placement exemption under the Securities Act of 1933. Such shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of the Company (as that term is defined under that rule) would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the then outstanding shares of common stock, provided that certain current public information is then available. If a substantial number of the shares owned by these stockholders were sold pursuant to Rule 144 or a registered offering, the market price of the common stock at that time could be adversely affected.

ITEM 2. FINANCIAL INFORMATION.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The following management's discussion and analysis of financial condition and results of operations is based upon, and should be read in conjunction with, the Company's unaudited and audited financial statements and related notes presented in a separate section of this report following Item 15, which have been prepared in accordance with accounting principles generally accepted in the United States.

OVERVIEW.

     Currently, the Company receives and evaluates business models from submissions through our website, email and mail. As the number of submissions continues to grow, the Company will expand the staffing to review and evaluate each business opportunity. In 2015, the Company has received fifteen business plans and has four possible business ventures that it is considering. These

Companies include radio, internet actors' app, a movie production and a VOIP company.

     In addition to these activities, the Company will continue to search for business opportunities, particularly toward small and medium-sized enterprises. The Company does not propose to restrict its search to any particular geographical area or industry, and may, therefore, engage in essentially any business, to the extent of its limited resources. This includes industries such as service, manufacturing, high technology, product development, medical, communications and others. The Company's discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions, and other factors. No assurance can be given that the Company will be successful in finding or acquiring a desirable business opportunity, and no assurance can be given that any acquisition, which does occur, will be on terms that are favorable to the Company or to its stockholders. Business opportunities may come to the Company's attention from various sources, including professional advisers such as attorneys and accountants, venture capitalists, members of the financial community, and others who may present unsolicited proposals. The Company may pay a finder's fee in connection with any such transaction.

RESULTS OF OPERATIONS.

THREE MONTHS ENDED JUNE 30, 2015 AND 2014.

(A) TOTAL REVENUE.

     The Company had no revenue for the three months ended June 30, 2015 and June 30, 2014.

(B) GENERAL AND ADMINISTRATIVE EXPENSES.

     The Company had general and administrative expenses of $1,492 for the three months ended June 30, 2015 compared to $0 for the three months ended June 30, 2014. This increase in general and administrative expenses was mainly due to work in reviving the Company.

(C) CONSULTING AND PROFESSIONAL FEES.

     The Company had $53,900 of consulting and professional fees for the three months ended June 30, 2015 compared to $0 for the three months ended June 30, 2014. This increase was mainly due to accounting and other work in preparing this registration statement and in reviving the Company.

(D) NET LOSS.

     The Company had a net loss of $60,447 for the three months ended June 30, 2015 compared to no income or loss for the three months ended June 30, 2014. This increase was mainly due to work in reviving the Company.

SIX MONTHS ENDED JUNE 30, 2015 AND 2014.

(A) TOTAL REVENUE.

     The Company had no revenue for the six months ended June 30, 2015 and March 31, 2014.

(B) GENERAL AND ADMINISTRATIVE EXPENSES.

     The Company had general and administrative expenses of $9,629 for the six months ended June 30, 2015 compared to $3,225 for the six months ended June 30, 2014, an increase of $6,404 or approximately 200%. This increase in general and administrative expenses was mainly due to work in reviving the Company.

(C) CONSULTING AND PROFESSIONAL FEES.

     The Company had $58,400 of consulting and professional fees for the six months ended June 30, 2015 compared to $0 for the six months ended June 30, 2014. This increase was mainly due to accounting and other work in preparing this registration statement and in reviving the Company.

(D) DEBT WRITE-OFF.

     The Company had a debt write-off of $3,100,290 during the six months ended June 30, 2014 based on the age of certain debt of the Company and the fact that based on opinion of counsel this aged debt could no longer be collected.

(E) NET LOSS.

     The Company had a net loss of $73,862 for the six months ended June 30, 2015 compared to a net income of $3,097,065 for the six months ended June 30, 2014, a change of $3,170,927. This change was due to the debt write-off that occurred in 2014 and other factors noted above.

YEARS ENDED DECEMBER 31, 2014 AND 2013.

(A) TOTAL REVENUE.

     The Company had no revenue for the years ended December 31, 2014 and 2013.

(B) GENERAL AND ADMINISTRATIVE EXPENSES.

     The Company had general and administrative expenses of $3,629 for the year ended December 31, 2014 compared to $7,308 for the year ended December 31, 2013, a decrease of $3,681 or approximately 50%. This decrease was mainly due to work decrease in activity by the Company from one year to the next.

(C) DEBT WRITE-OFF.

     The Company had a debt write-off of $3,100,291 in 2014 based on the age of certain debt of the Company and the fact that based on opinion of counsel this aged debt could no longer be collected.

(D) NET LOSS.

     The Company had net income of $3,096,662 for the year ended December 31, 2014 compared to a net loss of $7,308 for the year ended December 31, 2013. This change was due to the debt write-off that occurred in 2014 and other factors noted above.

OPERATING ACTIVITIES.

     The net cash used in operating activities was $25,000 for the six months ended June 30, 2015 compared to no cash provided by or used in operating activities for the six months ended June 30, 2014. This change is attributed to the net loss that occurred in 2014.

     The net cash provided by operating activities was $0 for the years ended December 31, 2014 and 2013.

LIQUIDITY AND CAPITAL RESOURCES.

     As of June 30, 2015, the Company had total current assets of $0 and total current liabilities of $249,738, resulting in a working capital deficit of $249,738. The cash and cash equivalents was $0 as of June 30, 2015.

     As of December 31, 2014, the Company had total current assets of $0 and total current liabilities of $170,591, resulting in a working capital deficit of $170,591. The cash and cash equivalents was $0 as of December 31, 2014.

     The net cash provided by financing activities from a loan (March 2015) was $25,000 for six months ended June 30, 2015 compared to $0 for the six months ended June 30, 2014.

     The Company's current cash and cash equivalents balance will not be sufficient to fund its operations for the next twelve months. The Company's ability to continue as a going concern on a longer-term basis will be dependent upon its ability to generate sufficient cash flow from operations to meet its obligations on a timely basis, and to obtain additional financing, and ultimately attain profitability. The Company's continued operations, as well as the implementation of the Company's business plan will depend upon its ability to raise additional funds through bank borrowings and equity or debt financing.

     Whereas the Company has been successful in the past in raising capital, no assurance can be given that these sources of financing will continue to be available to it and/or that demand for the Company's common stock will be sufficient to meet its capital needs, or that financing will be available on terms favorable to the Company. If funding is insufficient at any time in the future, the Company may not be able to take advantage of business opportunities or respond to competitive pressures, or may be required to reduce the scope of the Company's planned product development and marketing efforts, any of which could have a negative impact on its business and operating results. In addition, insufficient funding may have a material adverse effect on the Company's financial condition, which could require it to:

     *    curtail operations significantly;

     *    sell significant assets;

     * seek arrangements with strategic partners or other parties that may require the Company to relinquish significant rights to products, technologies or markets; or

     * explore other strategic alternatives including a merger or sale of the Company.

     To the extent that the Company raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to the Company's existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on the Company's operations. Regardless of whether the Company's cash assets prove to be inadequate to meet its operational needs, the Company may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to the Company's existing stockholders.

INFLATION.

     The impact of inflation on the Company's costs and the ability to pass on cost increases to its customers over time is dependent upon market conditions. The Company is not aware of any inflationary pressures that have had any significant impact on its operations over the past quarter and the Company does not anticipate that inflationary factors will have a significant impact on future operations.

OFF-BALANCE SHEET ARRANGEMENTS.

     The Company does not maintain off-balance sheet arrangements nor does it participate in non-exchange traded contracts requiring fair value accounting treatment.

CRITICAL ACCOUNTING POLICIES.

     The SEC has issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company's most critical accounting policies include: (a) use of estimates; and (b) net income (loss) per share. The methods, estimates and judgments the Company uses in applying these most critical accounting policies have a significant impact on the results the Company reports in its financial statements.

(A) USE OF ESTIMATES.

     The preparation of financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates these estimates, including those related to revenue recognition and concentration of credit risk. The Company bases its estimates on historical experience and on various other assumptions that is believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

(B) NET INCOME (LOSS) PER SHARE.

     Net income (loss) per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

FORWARD LOOKING STATEMENTS.

     This Form 10 registration statement contains "forward looking statements" within the meaning of Rule 175 of the Securities Act of 1933, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements as to the Company's estimates as to the adequacy of its capital resources, its need and ability to obtain additional financing, and its critical accounting policies.

     Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

ITEM 3. PROPERTIES.

     The Company owns general office equipment valued at approximately $5,700. It has no agreements at this time to acquire any equipment or property. The Company currently maintains an office at 1950 Fifth Avenue, Suite 100, San Diego, California 92101. The Company does not pay any monthly rent at this time for use of an office at this address, which is provided by an attorney for the Company. These offices are currently adequate for the needs of the Company.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth information regarding the beneficial ownership of shares of the Company's common stock as of June 30, 2015 (1,012,029
(1) issued and outstanding) by (i) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all of the current directors and executive officers of the Company as a group:

                                                    Amount of
                     Name and Address of            Beneficial         Percent
Title of Class         Beneficial Owner            Ownership (2)       of Class
--------------         ----------------            -------------       --------

Common Stock      Glenn McMachen                     585,674            57.87%
                  2351 N.E. 48th Court
                  Lighthouse Point, FL 33064

Common Stock      Arlene McMachen                     85,674             8.46%
                  2351 N.E. 48th Court
                  Lighthouse Point, FL 33064

Common Stock      John Fleming                        26,589             2.63%
                  1950 Fifth Avenue, Suite 100
                  San Diego, CA 92101

Common Stock      Shares of all directors and         26,589             2.63%
                  executive officers as a
                  group (1 person)

----------
(1) This amount, post 3,000 to 1 reverse split effective on April 27, 2015, includes shares issued for purposes of rounding.
(2) Each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. None of these individuals holds any convertible securities.

     Neither the officers and directors of the Company, nor any company they directly or indirectly control, has entered into any arrangements, agreements (including derivative agreements), or contracts that give or will give anyone else an interest in the Company. The director/officer has not used shares of this Company to secure a loan.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

DIRECTORS AND EXECUTIVE OFFICERS.

     The name, age, and position of the director/executive officer of the Company are set forth below. The director named below will serve until the next annual meeting of stockholders or until their successors are duly elected and have qualified. Directors are elected for a term until the next annual stockholders' meeting. Officers will hold their positions at the will of the board of directors, absent any employment agreement, of which none currently exist or are contemplated.

     There is no arrangement or understanding between the director/executive officer and any other person pursuant to which the director/officer was or is to be selected as a director/officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of the Company's affairs. There are no other promoters or control persons of the Company. There are no legal proceedings involving the director/officer of the Company.

     On August 15, 2014, Glenn W. McMachen, Sr., the Company's sole board member, and chief executive officer, president, and secretary/treasurer of the Company, appointed John Fleming as a new member of the Company's board of directors. Mr. McMachen then resigned from all positions with the Company. Mr. Fleming was then appointed as the Company's chief executive officer, president, and secretary/treasurer.

JOHN J. FLEMING, PRESIDENT/CHIEF EXECUTIVE OFFICER/SECRETARY/TREASURER/DIRECTOR.

     Mr. Fleming, age 66, was the managing partner of AFI Capital, LLC, a venture capital company, located in San Diego, California for the 5 years before joining the Company in September 2002. Mr. Fleming served as the Company's chief executive officer and president from 2002 until he resigned on March 24, 2010 (the date of execution of the Agreement noted in Item 1.02 above. Before AFI Capital, Mr. Fleming managed Fleming & Associates, a business-consulting firm that provided services to companies looking to create business plans and/or review current plans in order to move forward with fund raising from both private and public sectors. From March 2010 to August 2014, Mr. Fleming has acted as a business consultant.

AUDIT COMMITTEE.

     The Company's board of directors functions as audit committee for the Company.

     The primary responsibility of the Audit Committee will be to oversee the financial reporting process on behalf of the Company's board of directors and report the result of their activities to the board. Such responsibilities include, but are not limited to, the selection, and if necessary the replacement, of the Company's independent registered public accounting firm, review and discuss with such independent registered public accounting firm: (i) the overall scope and plans for the audit, (ii) the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risks, and legal and ethical programs, and (iii) the results of the annual audit, including the financial statements to be included in the annual report on Form 10-K.

     The Company's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

OTHER COMMITTEE OF THE BOARD OF DIRECTORS.

     The Company presently does not have a compensation committee, nominating committee, an executive committee of the board of directors, stock plan committee or any other committees.

RECOMMENDATION OF NOMINEES.

     The Company does not have a standing nominating committee or committee performing similar functions. Because of the small size of the Company, the board of directors believes that it is appropriate for the Company not to have such a committee. All the directors participate in the consideration of director nominees.

     The board of directors does not have a policy with regard to the consideration of any director candidates recommended by security holders. Because of the small size of the Company, and the limited number of stockholders, the board of directors believes that it is appropriate for the Company not to have such a policy.

     When evaluating director nominees, The Company considered the following factors:

     *    The appropriate size of the board.

     * The Company's needs with respect to the particular talents and experience of company directors.

     * Knowledge, skills and experience of prospective nominees, including experience in finance, administration.

     *    Experience with accounting rules and practices.

     * The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new board members.

     The Company's goal is to assemble a board that brings together a variety of perspectives and skills derived from high quality business and professional experience.

ITEM 6. EXECUTIVE COMPENSATION.

     (a) The current officer and director has not received any form of compensation during the last completed fiscal year ended December 31, 2014. The prior officer/director of the Company, Glenn McMachen, did not receive any form of compensation during the last two completed fiscal years.

     (b) There is no plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

     (c) There is currently no contract, agreement, or arrangement, whether written or unwritten, that provides for payment(s) to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of the Company or a change in the named executive officer's responsibilities following a change in control, with respect to each named executive officer.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     During the Company's last two fiscal years, and the subsequent interim period, there has been no transaction, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect interest.

     The Company has not had a promoter at any time during the past five fiscal years.

     The Company defines director independence in accordance with the definition as set forth in Rule 5605(a)(2) of the Rules of the NASDAQ Stock Market.

ITEM 8. LEGAL PROCEEDINGS.

     There are no known legal or other proceedings against the Company that could at the time of submitting this registration statement that could have a materially adverse effect on the Company's financial position or operations.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

MARKET INFORMATION.

     The Company's common stock trades on the OTC Markets Group under the symbol "TGLN". The range of closing prices shown below is as reported by the OTC Markets Group. The quotations shown reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ending on December 31, 2015

                                           High          Low
                                           ----          ---

Quarter Ended June 30, 2015 (1)           $0.99        $0.06
Quarter Ended March 31, 2015              $0.0001      $0.0001

----------
(1) A 3,000 to 1 reverse split of the Company's common stock was effective on April 27, 2015.

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended on December 31, 2014

                                           High          Low
                                           ----          ---

Quarter Ended December 31, 2014           $0.0001      $0.0001
Quarter September 30, 2014                $0.0001      $0.0001
Quarter Ended June 30, 2014               $0.0001      $0.0001
Quarter Ended March 31, 2014              $0.0001      $0.0001

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended on December 31, 2013

                                           High          Low
                                           ----          ---

Quarter Ended December 31, 2013           $0.0001      $0.0001
Quarter Ended September 30, 2013          $0.0001      $0.0001
Quarter Ended June 30, 2013               $0.0001      $0.0001
Quarter Ended March 31, 2013              $0.0001      $0.0001

REVERSE SPLIT.

     On April 27, 2015, there was a 1 for 3,000 reverse split of the Company's common stock. After this reverse split, the total number of outstanding shares of common stock of the Company as of June 30, 2015 was 1,012,029 (includes shares issued for purposes of rounding); immediately after the reverse split, the number of issued and outstanding shares was 1,004,517.

HOLDERS OF COMMON EQUITY.

     As of June 30, 2015, the Company had 414 stockholders of record of its common stock. The number of record holders was determined from the records of the Company's transfer agent. The number of record holders excludes any estimate of the number of beneficial owners of common shares held in street name.

DIVIDENDS.

     The Company has not declared or paid a cash dividend to stockholders since it was organized. The Board of Directors presently intends to retain any earnings to finance the Company's operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, there have been no sales of securities of the Company.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED.

COMMON STOCK.

     The authorized capital stock of the Company consists of 5,000,000,000 shares of common stock, par value $0.001. The holders of the common stock:

     (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Company;

     (b) are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; and

     (c) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

These securities do not have any of the following rights:

     (a)  cumulative or special voting rights;

     (b)  preemptive rights to purchase in new issues of shares;

     (c)  preference as to dividends or interest;

     (d)  preference upon liquidation; or

     (e) any other special rights or preferences. In addition, the Shares are not convertible into any other security.

     There are no restrictions on dividends under any loan or other financing arrangements or otherwise.

     The Company's authorized but unissued common stock currently consists of 4,998,995,483 shares. One effect of the existence of authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

SERIES B COMMON STOCK.

     The Company has 100,000,000 shares of Series B common stock authorized; none is issued and outstanding

PREFERRED STOCK.

     The Company has 10,000,000 shares of preferred stock authorized; none is issued and outstanding

NON-CUMULATIVE VOTING.

     The holders of shares of common stock of the Company will not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining Shares will not be able to elect any of the Company's directors.

DIVIDENDS.

     The Company does not currently intend to pay cash dividends. Because the Company does not intend to make cash distributions, potential stockholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, or can there be any guarantees of the success of the Company.

     A distribution of revenues will be made only when, in the judgment of the Company's board of directors, it is in the best interest of the Company's stockholders to do so. The board of directors will review, among other things, the financial status of the Company and any future cash needs of the Company in making its decision.

TRANSFER AGENT.

     The Company has engaged the services of Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117,to act as transfer agent and registrar for the Company.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following is a summary of the relevant provisions in the articles of incorporation, bylaws, and Nevada law with regard to limitation of liability and indemnification of officers, directors and employees of the Company.

LIMITATION OF LIABILITY.

ARTICLES OF INCORPORATION AND BYLAWS.

     There are no provisions in the Company's articles of incorporation or bylaws with regard to liability of a director

NEVADA REVISED STATUTES.

     "NRS 78.138  Directors and  officers:  Exercise of powers;  performance  of
duties;   presumptions   and   considerations;   liability  to  corporation  and
stockholders.

     (7) Except as otherwise provided in NRS 35.230, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

     (a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

     (b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law."

INDEMNIFICATION.

ARTICLES OF INCORPORATION AND BYLAWS.

     There are no provisions in the articles of incorporation with regard to indemnification. The bylaws of the Company provide the following with regard to indemnification:

     "No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify."

NEVADA REVISED STATUTES.

     "NRS 78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

     (a) Is not liable pursuant to directors and officers duty to exercise their powers in good faith and with a view to the interests of the corporation]; or

     (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

     (a)  Is not liable pursuant to; or

     (b) Acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     "NRS 78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

     1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person's official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director's or officer's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

     "NRS 78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

     (1) A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     (2) The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

     (a)  The creation of a trust fund.

     (b)  The establishment of a program of self-insurance.

     (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

     (d)  The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     (3) Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     (4) In the absence of fraud:

     (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

     (b)  The insurance or other financial arrangement:

          (i)  Is not void or voidable; and

          (ii) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     (5) A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS."

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     All financial statements required by Article 8 of Regulation S-X are set forth in this document after Item 15.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

     On May 13, 2015 the Company retained Anton & Chia, LLP as the Company's independent registered public accounting firm. The decision to engage this firm was recommended and approved by the Company's Board of Directors. Anton & Chia was retained to audit the Company's financial statements for the fiscal years ended December 31, 2014 and 2013. During fiscal years 2013, 2014, and the subsequent interim period, neither the Company nor anyone on the Company's behalf engaged Anton & Chia regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was either the subject of a "disagreement" or a "reportable event," both as such terms are defined in Item 304 of Regulation S-K.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

     The following documents are being filed as a part of this registration statement on Form 10:

     (a) Unaudited financial statements as of and for the periods ended June 30, 2015 and 2014; and

     (b) Audited financial statements as of and for the years ended December 31, 2014 and 2013;

     (c) Those exhibits required by Item 601 of Regulation S-K (included or incorporated by reference in this document are set forth in the
          Exhibit Index).

                          TBC GLOBAL NEWS NETWORK, INC.
                                 BALANCE SHEETS

                                                                     June 30, 2015        December 31, 2014
                                                                     -------------        -----------------
                                                                      (Unaudited)
                                     ASSETS

Current assets:
  Cash                                                                $         --           $         --
                                                                      ------------           ------------
      Total current assets                                                      --                     --
                                                                      ------------           ------------
Other Assets:
  Furniture and equipment                                                    5,285                     --
                                                                      ------------           ------------
      Total other assets                                                     5,285                     --
                                                                      ------------           ------------

      Total assets                                                    $      5,285           $         --
                                                                      ============           ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Short-term liabilities:
  Accounts payable                                                    $    211,955           $    170,187
  Due to officers                                                            6,950                    404
  Loans payable                                                             25,000                     --
  Accrued interest                                                           5,833                     --
                                                                      ------------           ------------
      Total short-termliabilities                                          249,738                170,591

      Total liabilities                                                    249,738                170,591

Stockholders' deficit:
  Common stock; $0.001 par value; 5,000,000,000 shares
   authorized, 1,012,029 and 1,004,517 shares issued and
   outstanding as of June 30, 2015 and December 31, 2014 (1)                 1,012                  1,005
  Series B common stock; $0.001 par value; 100,000,000
   shares authorized, no shares issued and outstanding
   as of June 30, 2015 and December 31, 2014                                    --                     --
  Preferred stock; $0.001 par value; 10,000,000 shares
   authorized, no shares issued and outstanding
   as of June 30, 2015 and December 31, 2014                                    --                     --
  Additional paid-in capital                                            74,203,323             74,203,330
  Accumulated deficit                                                  (74,448,788)           (74,374,926)
                                                                      ------------           ------------
      Total stockholders' deficit                                         (244,453)              (170,591)
                                                                      ------------           ------------

      Total liabilities and stockholders' deficit                     $      5,285           $         --
                                                                      ============           ============

----------
(1) The number of issued and outstanding shares of common stock reflects the amount immediately after a 3,000 to 1 reverse split of the Company's common stock that was effective on April 27, 2015 (1,004,517) plus additional shares issued for purposes of rounding during the three months ended June 30, 2015.


                 The accompanying notes are an integral part of
                      these unaudited financial statements

                          TBC GLOBAL NEWS NETWORK, INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                        Three Months         Three Months         Six Months           Six Months
                                           Ended                Ended               Ended                Ended
                                          June 30,             June 30,            June 30,             June 30,
                                            2015                 2014                2015                 2014
                                         ----------           ----------          ----------           ----------
Revenues:
  Gross sales                            $       --           $       --          $       --           $       --
                                         ----------           ----------          ----------           ----------
Net Sales                                        --                   --                  --                   --

Costs and expenses:
  Consulting fees                             6,900                   --              11,400                   --
  Professional fees                          47,000                   --              47,000                   --
  General and administrative                  1,492                   --               9,629                3,225
                                         ----------           ----------          ----------           ----------
Total costs and expenses                     55,392                   --              68,029                3,225

Loss from operations                        (55,392)                  --             (68,029)              (3,225)

Other income (expenses)
  Interest expense                           (5,055)                  --              (5,833)                  --
  Debt write-off                                 --                   --                  --            3,100,290
                                         ----------           ----------          ----------           ----------
Total other income (expenses)                (5,055)                  --              (5,833)           3,100,290
                                         ----------           ----------          ----------           ----------

                          TBC GLOBAL NEWS NETWORK, INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)
                                   (continued)

                                        Three Months         Three Months         Six Months           Six Months
                                           Ended                Ended               Ended                Ended
                                          June 30,             June 30,            June 30,             June 30,
                                            2015                 2014                2015                 2014
                                         ----------           ----------          ----------           ----------

Net income (loss)                        $  (60,447)          $       --          $  (73,862)          $3,097,065
                                         ==========           ==========          ==========           ==========

Basic earnings (loss) per share          $    (0.06)          $       --          $    (0.07)          $     3.08
                                         ==========           ==========          ==========           ==========

Weighted average number of
 common shares outstanding (1)            1,009,122            1,004,517           1,006,833            1,004,517
                                         ==========           ==========          ==========           ==========

 Diluted earnings (loss) per share       $    (0.06)          $       --          $       --           $     3.08
                                         ==========           ==========          ==========           ==========
Weighted average number of
 common shares outstanding (1)            1,009,122            1,004,517           1,006,833            1,004,517
                                         ==========           ==========          ==========           ==========

----------
(1) The number of shares of common stock reflects the amount immediately after a 3,000 to 1 reverse split of the Company's common stock that was effective on April 27, 2015 plus additional shares issued for purposes of rounding during the three months ended June 30, 2015.


                 The accompanying notes are an integral part of
                      these unaudited financial statements

                          TBC GLOBAL NEWS NETWORK, INC.
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                       Six Months             Six Months
                                                                         Ended                  Ended
                                                                        June 30,               June 30,
                                                                          2015                   2014
                                                                      ------------           ------------
Cash flows from operating activities:
  Net income (loss)                                                   $    (73,862)          $  3,097,065
  Adjustments to reconcile the net loss
   to net cash:
     Depreciation expense                                                      458                     --
  Change in current assets and liabilities:
     Accrued interest expense                                                5,833                     --
     Change in due to officers                                                 803                     --
     Change in accounts payable                                             41,768             (3,097,065)
                                                                      ------------           ------------
          Net cash used in operating activities                            (25,000)                    --

Cash flows from financing activities:
  Proceeds from loans payable                                               25,000                     --
                                                                      ------------           ------------

          Net cash provided by financing activities                         25,000                     --

Net increase (decrease) in cash                                                 --                     --

Cash at beginning of period                                                     --                     --
                                                                      ------------           ------------

Cash at end of period                                                 $         --           $         --
                                                                      ============           ============
Supplemental disclosures of cash flow:
  Non-cash activities:
    Purchase of fixed assets and supplies from related party          $      5,743           $         --
                                                                      ------------           ------------

      Total non-cash activities                                       $      5,743           $         --
                                                                      ============           ============

  Interest paid                                                       $         --           $         --
                                                                      ============           ============

  Taxes paid                                                          $         --           $         --
                                                                      ============           ============

                 The accompanying notes are an integral part of
                      these unaudited financial statements

                          TBC GLOBAL NEWS NETWORK, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 1 - NATURE OF BUSINESS

The accompanying unaudited financial statements of TBC Global News Network, Inc., a Nevada corporation ("Company"), have been prepared in accordance with Securities and Exchange Commission ("SEC") requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. These financial statements should be read in conjunction with the audited financial statements of the Company for the year ended December 31, 2014.

The financial statements include the accounts of the Company. The financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). All common stock share numbers reflect the 1 for 10,000 reverse split of the Company's common stock effective on April 9, 2009, and the 1 for 3,000 reverse split of the Company's common stock effective on April 27, 2015.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of March 31, 2015, and the results of operations and cash flows for the three months then ended. All such adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results of operations for the full year.

In November 2008, the Company halted its previous operations of providing online movie rentals (also referred to as a "DVD") and video game rentals to subscribers through its Internet website, gameznflix.com.

On May 7, 2009, the Company filed a Certificate of Amendment to Articles of Incorporation with the Nevada Secretary of State. This amendment changed the name of the Company to TBC Global News Network, Inc. This corporate action had previously been approved by consent of a majority of the outstanding shares of common stock of the Company. As of July 30, 2009, the new trading symbol for the Company is "TGLN."

During the first quarter of 2010, the Company ceased its prior operations of producing video news, business profiles, and television advertisements.

On March 19, 2010, the Company entered into a Purchase and Sale Agreement with Sterling Yacht Sales, Inc., and it stockholders, Glenn W. McMachen, Sr., and Arlene McMachen. However, since the buyers breached this agreement the transaction was rescinded, and therefore no consolidation is required.

From August 2010 until August 2014, the Company did not operate. Upon assuming the positions as a director and officer of the Company in August 2014, Mr. Fleming commenced operations of the Company as a consultant and also seeking opportunities for the Company.

On August 15, 2014, Mr. McMachen, the Company's sole board member, and chief executive officer, president, and secretary/treasurer of the Company, appointed John Fleming as a new member of the Company's board of directors. Mr. McMachen then resigned from all positions with the Company. Mr. Fleming was then appointed as the Company's executive officer, president, and secretary/treasurer. Mr. Fleming will serve in these positions until the next annual meeting of stockholders or until their successors are duly elected and have qualified.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

USE OF ESTIMATES.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ significantly from those estimates.

CASH AND CASH EQUIVALENTS.

The Company maintains cash balances in non-interest-bearing accounts that currently do not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of June 30, 2015.

INCOME TAXES.

The Company accounts for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

At June 30, 2015, the Company has net operating loss carry-forwards totaling $74,448,788. The carry-forwards begin to expire in fiscal year 2034. The Company has established a valuation allowance for the full tax benefit of the operating loss carry-forwards due to the uncertainty regarding realization. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of the Company's net operation loss and credit carry forwards may be limited if cumulative changes in ownership of more than 50% occur during any three year period.

IMPAIRMENT OF LONG-LIVED ASSETS.

In  accordance  with  Accounting  Standards   Codification  ("ASC")  Topic  360,
"Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets groups to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of an asset group exceeds fair value of the asset group.

NET INCOME (LOSS) PER SHARE.

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of outstanding shares of common stock during the period. Diluted net income (loss) per share is computed by dividing the weighted-average number of outstanding shares of common stock, including any potential common shares outstanding during the period, when the potential shares are dilutive. Potential common shares consist primarily of incremental shares issuable upon the assumed exercise of stock options and warrants to purchase common stock using the treasury stock method. The calculation of diluted net income (loss) per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is anti-dilutive, as they were during 2015 and 2014. During June 30, 2015 and 2014, the number of potential common shares excluded from diluted weighted-average number of outstanding shares was 0 and 0, respectively.

STOCK-BASED COMPENSATION.

Options  granted  to   consultants,   independent   representatives   and  other
non-employees are accounted for using the fair value method as prescribed by ASC Topic 718, "Share-Based Payment."

RECENT PRONOUNCEMENTS.

On November 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") No. 2014-17--Business Combinations (Topic
805):  "Pushdown  Accounting  (a  consensus  of the FASB  Emerging  Issues  Task

Force)." The amendments in this ASU provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The amendments in this ASU are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. The Company does not expect the adoption of this ASU to have a significant impact on its consolidated financial statements.

On November 2014, the FASB issued ASU No. 2014-16--Derivatives and Hedging (Topic 815): "Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force)." The amendments in this ASU do not change the current criteria in GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required. That is, an entity will continue to evaluate whether the economic characteristics and risks of the embedded derivative feature are clearly and closely related to those of the host contract, among other relevant criteria. The amendments clarify how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. The effects of initially adopting the amendments in this Update should be applied on a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of the fiscal year for which the amendments are effective. Retrospective application is permitted to all relevant prior periods. The Company does not expect the adoption of this ASU to have a significant impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements - Going Concern." This ASU requires management of public and private companies to evaluate whether there is substantial doubt about the entity's ability to continue as a going concern and, if so, disclose that fact. Management will also be required to evaluate and disclose whether its plans alleviate that doubt. This ASU requires management to evaluate, for each reporting period, whether there are conditions or events that raise substantial doubt about a company's ability to continue as a going concern within one year from the date the financial statements are issued. The new standard is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect the adoption of this ASU to have a significant impact on its financial statements.

In June 2014, the FASB issued ASU No. 2014-10, "Development Stage Entities". The amendments in this update remove the definition of a development stage entity from the Master Glossary of the ASC thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP.

In addition, the amendments eliminate the requirements for development stage entities to:

     * present inception-to-date information in the statements of income, cash flows, and shareholder equity,

     *    label the financial statements as those of a development stage entity,

     * disclose a description of the development stage activities in which the entity is engaged, and

     * disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

The amendments in this update are applied retrospectively. The early adoption of ASU 2014-10 is permitted which removed the development stage entity financial reporting requirements from the Company. The Company adopted it as of December 31, 2014.

NOTE 3 - SHORT TERM NOTE

On March 17, 2015, the Company entered into a promissory note for a loan of $25,000 that became due on June 15, 2015. The loan carries an interest at the rate of $55 per day. On June 12, 2015, the parties amended this promissory note so that the loan was extended and will accrue interest at $55 per day until this note is paid in full. As of June 30, 2015, there was $5,833 interest accrued on the loan.

NOTE 4 - RELATED PARTY TRANSACTIONS

Starting January, 1 2015 Mr. Fleming is accruing a Consulting fee of $1,500 a month until the Company puts a formal contract in place. As of June 30, 2015, the Company paid Mr. Fleming $3,666 of this consulting fee and there is a balance of $5,333 in accounts payable.

On March 31, 2015, Mr. Fleming transferred $5,743 of various office equipment and supplies to the Company. The Company is carrying the balance due to Mr. Fleming under short-term liabilities and will reimburse Mr. Fleming during the current fiscal year. Mr. Fleming has a balance of $6,950 owed to him under "due to officers" for the transfer of assets and various out of pocket expenses.

NOTE 5 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has no established source of revenue. This raises substantial doubt about the Company's ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

The Company's activities to date have been supported by equity financing. It has sustained losses in all previous reporting periods with an inception to date loss of $74,448,788 as of June 30, 2015. Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan. In the alternative, the Company may be amenable to a sale, merger or other acquisition in the event such transaction is deemed by management to be in the best interests of the shareholders.

NOTE 6 - COMMON STOCK

On April 27, 2015, the Company completed a 1 for 3,000 reverse split of its issued and outstanding shares of common stock, taking the balance from 3,013,552,063 to 1,004,517. As of June 30, 2015, the number of issued and outstanding shares of common stock was 1,012,029 (includes shares issued for purposes of rounding).

NOTE 7 - LEGAL SERVICES

The Company has entered into an attorney-client contract with Brian F. Faulkner, A Professional Law Corporation, for corporate and securities law work for the company. This contract, dated April 3, 2015 (amended and restated on July 13,
2015), is for $100,000, $25,000 of which was accrued as of June 30, 2015.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of TBC Global News Network, Inc.

We have audited the accompanying balance sheets of TBC Global News Network, Inc. (the "Company") as of December 31, 2014 and 2013, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2014 and 2013. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years ended December 31, 2014 and 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses, has had recurring negative cash flows from operations, and has an accumulated deficit that raises substantial doubt over its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3, which includes the raising of additional equity financing or merger with another entity. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Anton & Chia
---------------------------------
Newport Beach, CA
August 5, 2015

                          TBC GLOBAL NEWS NETWORK, INC.
                                 BALANCE SHEETS

                                                                          December 31, 2014      December 31, 2013
                                                                          -----------------      -----------------
                                     ASSETS

Current assets:
  Cash                                                                       $         --           $         --
                                                                             ------------           ------------
      Total current assets                                                             --                     --
                                                                             ------------           ------------

      Total assets                                                           $         --           $         --
                                                                             ============           ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Short-term liabilities:
  Accounts payable                                                           $    170,187           $    166,962
  Due to officers                                                                     404                     --
  Loans payable                                                                        --                     --
                                                                             ------------           ------------
      Total short-term liabilities                                                170,591                166,962

Long-term liabilities:
  Accrued litigation costs                                                             --              3,100,291
                                                                             ------------           ------------
     Total long-term liabilities                                                       --              3,100,291

      Total liabilities                                                           170,591              3,267,253

Stockholders' deficit:
  Common stock; $0.001 par value; 5,000,000,000 shares
   authorized, 1,004,517 and 1,004,517 shares issued and
   outstanding as of December 31, 2014 and December 31, 2013 (1)                    1,005                  1,005
  Series B common stock; $0.001 par value; 100,000,000
   shares authorized, no shares issued and outstanding as of
   December 31, 2014 and December 31, 2013                                             --                     --
  Preferred stock; $0.001 par value; 10,000,000 shares
   authorized, no shares issued and outstanding as of December 31, 2014
   and December 31, 2013                                                               --                     --
  Additional paid-in capital                                                   74,203,330             74,203,330
  Accumulated deficit                                                         (74,374,926)           (77,471,588)
                                                                             ------------           ------------
      Total stockholders' deficit                                                (170,591)            (3,267,253)
                                                                             ------------           ------------

      Total liabilities and stockholders' deficit                            $         --           $         --
                                                                             ============           ============

----------
(1) The number of issued and outstanding shares of common stock reflects the amount immediately after a 3,000 to 1 reverse split of the Company's common stock that was effective on April 27, 2015 (1,004,517).


    The accompanying notes are an integral part of these financial statements

                          TBC GLOBAL NEWS NETWORK, INC.
                            STATEMENTS OF OPERATIONS

                                                     Year Ended              Year Ended
                                                  December 31, 2014       December 31, 2013
                                                  -----------------       -----------------
Revenue:
  Gross sales                                        $       --              $       --
                                                     ----------              ----------

Net sales                                                    --                      --

Costs and expenses:
  General and administrative                              3,629                   7,308
                                                     ----------              ----------

Total costs and expenses                                  3,629                   7,308

Loss from operations                                     (3,629)                 (7,308)

Other income and (expenses):
  Interest expense                                           --                      --
  Debt write-off                                      3,100,291                      --
                                                     ----------              ----------

Total other income and (expenses)                     3,100,291                      --

Net income from continuing operations                 3,096,662                  (7,308)

                                                     ----------              ----------

Net income (loss)                                    $3,096,662              $   (7,308)
                                                     ==========              ==========

Basic earnings (loss) per share                      $     3.08              $    (0.01)
                                                     ==========              ==========
Weighted average number of
 common shares outstanding (1)                        1,004,517               1,004,517
                                                     ==========              ==========

Diluted earnings (loss) per share                    $     3.08              $    (0.01)
                                                     ==========              ==========
Weighted average number of
 common shares outstanding (1)                        1,004,517               1,004,517
                                                     ==========              ==========

----------
(1) The number of shares of common stock reflects the amount immediately after a 3,000 to 1 reverse split of the Company's common stock that was effective on April 27, 2015.


    The accompanying notes are an integral part of these financial statements

                          TBC GLOBAL NEWS NETWORK, INC.
                       STATEMENTS OF STOCKHOLDERS' DEFICIT
             FOR YEARS ENDED DECEMBER 31, 2014 AND DECEMBER 31, 2013

                                                                       Additional
                                              Common Stock              Paid-In          Accumulated
                                         Shares (1)      Amount         Capital            Deficit            Total
                                         ----------      ------         -------            -------            -----
Beginning Balance, January 1, 2013       1,004,517      $  1,005      $ 74,203,330      $(77,464,280)      $ (3,259,945)

Net Loss December 31, 2013                      --            --                --            (7,308)            (7,308)
                                        ----------      --------      ------------      ------------       ------------

Balance, December 31, 2013               1,004,517         1,005        74,203,330       (77,471,588)        (3,267,253)

Net Income from December 31, 2014               --            --                --         3,096,662          3,096,662
                                        ----------      --------      ------------      ------------       ------------

Balance, December 31, 2014               1,004,517      $  1,005      $ 74,203,330      $(74,374,926)      $   (170,591)
                                        ==========      ========      ============      ============       ============

----------
(1) The number of shares of common stock reflects the amount immediately after a 3,000 to 1 reverse split of the Company's common stock that was effective on April 27, 2015.


    The accompanying notes are an integral part of these financial statements

                          TBC GLOBAL NEWS NETWORK, INC.
                            STATEMENTS OF CASH FLOWS

                                                             Year Ended              Year Ended
                                                          December 31, 2014       December 31, 2013
                                                          -----------------       -----------------
Cash flows from operating activities:
  Net income (loss)                                          $3,096,662              $   (7,308)
  Adjustments to reconcile net income to net cash:
    Gain on extinguishment of debt                            3,100,291                      --
  Change in current assets and liabilities:
    Change in due to officers                                       404                      --
    Change in accounts payable                                    3,225                   7,308
                                                             ----------              ----------
          Net cash provided by operating activities                  --                      --

Net increase (decrease) in cash                                      --                      --

Cash at beginning of period                                          --                      --
                                                             ----------              ----------

Cash at end of period                                        $       --              $       --
                                                             ==========              ==========
Supplemental disclosures of cash flow:
  Interest paid                                              $       --              $       --
                                                             ==========              ==========

  Taxes paid                                                 $       --              $       --
                                                             ==========              ==========


    The accompanying notes are an integral part of these financial statements

                          TBC GLOBAL NEWS NETWORK, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                    (AUDITED)


NOTE 1 - NATURE OF BUSINESS

The accompanying audited financial statements of TBC Global News Network, Inc., a Nevada corporation ("Company"), have been prepared in accordance with Securities and Exchange Commission ("SEC") requirements for audited financial statements. The financial statements include the accounts of the Company. The financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). All common stock share numbers reflect the 1 for 10,000 reverse split of the Company's common stock effective on April 9, 2009, and the 1 for 3,000 reverse split of the Company's common stock effective on April 27, 2015.

In November 2008, the Company halted its previous operations of providing online movie rentals (also referred to as a "DVD") and video game rentals to subscribers through its Internet website, gameznflix.com.

On May 7, 2009, the Company filed a Certificate of Amendment to Articles of Incorporation with the Nevada Secretary of State. This amendment changed the name of the Company to TBC Global News Network, Inc. This corporate action had previously been approved by consent of a majority of the outstanding shares of common stock of the Company. As of July 30, 2009, the new trading symbol for the Company is "TGLN."

During the first quarter of 2010, the Company ceased its prior operations of producing video news, business profiles, and television advertisements.

On March 19, 2010, the Company entered into a Purchase and Sale Agreement with Sterling Yacht Sales, Inc., and it stockholders, Glenn W. McMachen, Sr., and Arlene McMachen. However, since the buyers breached this agreement the transaction was rescinded, and therefore no consolidation is required.

From August 2010 until August 2014, the Company did not operate. Upon assuming the positions as a director and officer of the Company in August 2014, Mr. Fleming commenced operations of the Company as a consultant and also seeking opportunities for the Company.

On August 15, 2014, Mr. McMachen, the Company's sole board member, and chief executive officer, president, and secretary/treasurer of the Company, appointed John Fleming as a new member of the Company's board of directors. Mr. McMachen then resigned from all positions with the Company. Mr. Fleming was then appointed as the Company's executive officer, president, and secretary/treasurer. Mr. Fleming will serve in these positions until the next annual meeting of stockholders or until their successors are duly elected and have qualified.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to GAAP and have been consistently applied in the preparation of the financial statements.

USE OF ESTIMATES.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ significantly from those estimates.

CASH AND CASH EQUIVALENTS.

The Company maintains cash balances in non-interest-bearing accounts that currently do not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2014.

INCOME TAXES.

The Company accounts for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

At December 31, 2014 and December 31, 2013 the Company has net operating loss carry-forwards totaling approximately $74,375,351 and 77,472,013 respectively. The carry-forwards begin to expire in fiscal year 2034. The Company has established a valuation allowance for the full tax benefit of the operating loss carry-forwards due to the uncertainty regarding realization. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of the Company's net operation loss and credit carry forwards may be limited if cumulative changes in ownership of more than 50% occur during any three year period.

IMPAIRMENT OF LONG-LIVED ASSETS.

In  accordance  with  Accounting  Standards   Codification  ("ASC")  Topic  360,
"Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets groups to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of an asset group exceeds fair value of the asset group.

NET INCOME (LOSS) PER SHARE.

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of outstanding shares of common stock during the period. Diluted net income (loss) per share is computed by dividing the weighted-average number of outstanding shares of common stock, including any potential common shares outstanding during the period, when the potential shares are dilutive. Potential common shares consist primarily of incremental shares issuable upon the assumed exercise of stock options and warrants to purchase common stock using the treasury stock method. The calculation of diluted net income (loss) per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is anti-dilutive, as they were during 2014 and 2013. During December 31, 2014 and 2013, the number of potential common shares excluded from diluted weighted-average number of outstanding shares was 0 and 0, respectively.

STOCK-BASED COMPENSATION.

Options  granted  to   consultants,   independent   representatives   and  other
non-employees are accounted for using the fair value method as prescribed by ASC Topic 718, "Share-Based Payment."

RECENT PRONOUNCEMENTS.

On November 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") No. 2014-17--Business Combinations (Topic
805): "Pushdown Accounting (a consensus of the FASB Emerging Issues Task Force)." The amendments in this ASU provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The amendments in this ASU are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. The Company does not expect the adoption of this ASU to have a significant impact on its financial statements.

On November 2014, the FASB issued ASU No. 2014-16--Derivatives and Hedging (Topic 815): "Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force)." The amendments in this ASU do not change the current criteria in GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required. That is, an entity will continue to evaluate whether the economic characteristics and risks of the embedded derivative feature are clearly and closely related to those of the host contract, among other relevant criteria. The amendments clarify how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. The effects of initially adopting the amendments in this Update should be applied on a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of the fiscal year for which the amendments are effective. Retrospective application is permitted to all relevant prior periods. The Company does not expect the adoption of this ASU to have a significant impact on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements - Going Concern." This ASU requires management of public and private companies to evaluate whether there is substantial doubt about the entity's ability to continue as a going concern and, if so, disclose that fact. Management will also be required to evaluate and disclose whether its plans alleviate that doubt. This ASU requires management to evaluate, for each reporting period, whether there are conditions or events that raise substantial doubt about a company's ability to continue as a going concern within one year from the date the financial statements are issued. The new standard is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect the adoption of this ASU to have a significant impact on its financial statements.

In June 2014, the FASB issued ASU No. 2014-10, "Development Stage Entities". The amendments in this update remove the definition of a development stage entity from the Master Glossary of the ASC thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP.

In addition, the amendments eliminate the requirements for development stage entities to:

     * present inception-to-date information in the statements of income, cash flows, and shareholder equity,

     *    label the financial statements as those of a development stage entity,

     * disclose a description of the development stage activities in which the entity is engaged, and

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     *    disclose  in the  first  year in  which  the  entity  is no  longer  a development stage entity that in prior years it had been in the development stage.

The amendments in this update are applied retrospectively. The early adoption of ASU 2014-10 is permitted which removed the development stage entity financial reporting requirements from the Company. The Company adopted it as of December 31, 2014.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has sustained losses in all previous reporting periods, with an inception to date loss of $74,374,926 and $77,471,588 as of December 31, 2014 and December 31, 2013, respectively. The Company has also suffered recurring losses and has had recurring negative cash flows from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

The Company's activities to date have been supported by equity financing. Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan. In the alternative, the Company may be amenable to a sale, merger or other acquisition in the event such transaction is deemed by management to be in the best interests of the shareholders.

NOTE 4 - SUBSEQUENT EVENTS

Starting January, 1 2015 Mr. Fleming is accruing a consulting fee of $1,500 a month until the Company puts a formal contact in place. As of June 30, 2015, the Company paid Mr. Fleming $3,666 of this consulting fee and there is a balance of $5,333 in accounts payable.

On March 17, 2015, the Company entered into a loan for $25,000 that became due on June 15, 2015. The loan carries an interest at the rate of $55.55 per day. The Company was granted a 30-day extension on the loan as of June 5, 2015 at the same rate of interest. At June 30, 2015, there was $5,833 interest accrued on the loan.

On March 31, 2015, Mr. Fleming transferred $5,743 of various office equipment and supplies to the Company. The Company is carrying the balance due to Mr. Fleming under short-term liabilities and will reimburse Mr. Fleming during the current fiscal year. Mr. Fleming has a balance of $6,950 owed to him under "due to officers" for the transfer of assets and various out of pocket expenses.

On April 27, 2015, the Company completed a 3,000 to 1 reverse split of its issued and outstanding shares of common stock, taking the balance from 3,013,552,063 to 1,004,517. As of June 30, 2015, the number of issued and outstanding shares of common stock was 1,012,029 (includes shares issued for purposes of rounding).

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                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        TBC GLOBAL NEWS NETWORK, INC.


Dated: August 5, 2015                   By: /s/ John Fleming
                                           -------------------------------------
                                           John Fleming, President

                            SPECIAL POWER OF ATTORNEY

     The undersigned constitute and appoint John Fleming their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form 10 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

     Signature                         Title                          Date
     ---------                         -----                          ----


/s/ John Fleming            President/Chief Executive Officer/    August 5, 2015
-------------------------   Secretary/Treasurer/Director
John Fleming

                                  EXHIBIT INDEX

Number                             Description
------                             -----------

2.1 Agreement and Plan of Merger between the Company and Syconet.com, Inc., a Delaware corporation, dated December 1, 2001 (filed herewith).

2.2 Purchase and Sale Agreement between the Company, on the one hand, and Sterling Yacht Sales, Inc., Glenn W. McMachen, Sr., and Arlene McMachen, on the other hand, dated March 19, 2010 (filed herewith).

3.1      Articles of Incorporation, dated December 19, 2001 (filed herewith).

3.2 Certificate of Amendment to Articles of Incorporation, dated November 21, 2002 (filed herewith)

3.3 Certificate of Amendment to Articles of Incorporation, dated March 5, 2003 (filed herewith).

3.4 Certificate of Amendment to Articles of Incorporation, dated July 11, 2003 (filed herewith).

3.5 Certificate of Amendment to Articles of Incorporation, dated January 26, 2004 (filed herewith).

3.6 Certificate of Amendment to Articles of Incorporation, dated December 16, 2004 (filed herewith).

3.7 Certificate of Amendment to Articles of Incorporation, dated July 19, 2005 (filed herewith).

3.8 Certificate of Amendment to Articles of Incorporation, dated March 21, 2006 (filed herewith).

3.9 Certificate of Amendment to Articles of Incorporation, dated December 10, 2007 (filed herewith).

3.10 Certificate of Amendment to Articles of Incorporation, dated May 7, 2009 (filed herewith).

3.11     Bylaws (filed herewith).

10.1 Promissory Note issued by the Company to Peter Lambert, dated March 17, 2015 (filed herewith).

10.2 First Amendment to Promissory Note issued by the Company to Peter Lambert, dated June 12, 2015 (filed herewith).